Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of this 24th day of January, 2026 (the “Effective Date”), is by and between Colony Bank (“Employer”), a Georgia Bank and wholly-owned subsidiary of Colony Bankcorp, Inc. (the “Holding Company”) and Derek Shelnutt (“Employee”), a resident of the State of Georgia (collectively, the “Parties”).

WHEREAS, Employee is currently engaged as the Chief Financial Officer of both the Holding Company and Employer;

WHEREAS, the Holding Company, Employer and Employee desire to enter an employment agreement to memorialize the terms of Employee’s current employment; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Employer and Employee hereby agree as follows:

1.	Employment; Termination of Employment Agreement.

(a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby agrees to employ Employee and Employee hereby agrees to be employed with Employer as of the Effective Date.

(b) Term of Agreement. The term of this Agreement and Employee’s employment with Employer hereunder shall begin on the Effective Date and shall end on the second (2nd) anniversary of the Effective Date (the “Term”), unless terminated earlier in accordance with Section 4 below. Continued employment following the end of this Agreement shall be on an “at will” basis, unless such term of employment is extended by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

2.	Position; Extent of Service; Office Location.

(a) Position. During the Term, Employee shall serve as Chief Financial Officer of Employer and the Holding Company, and in such other position or positions with Employer and/or the Holding Company as may be reasonably delegated by the Chief Executive Officer of Employer.

(b) Extent of Service. During the Term, Employee shall (i) use Employee’s reasonable best efforts, judgment, skill and energy to perform the services required of Employee’s under this Agreement in a manner consonant with the duties of Employee’s position; (ii) devote substantially all of Employee’s business effort, time, energy, and skill (reasonable vacations and reasonable absences due to illness excepted) to fulfill Employee’s employment duties; (iii) faithfully, loyally and diligently perform such duties, subject to the control and supervision of the Chief Executive Officer of Employer; and (iv) diligently follow and implement all lawful management policies and decisions of the Chief Executive Officer of Employer that are communicated to Employee.

Exhibit 10.1
(c) Office Location. Employee shall maintain an office at the Employer’s office in Lagrange, Georgia, or at one of the Employer’s other offices or Remote as determined by mutual agreement between Employee and the Chief Executive Officer of Employer. In addition, Employee from time-to time may be required to travel to other geographic locations in connection with the performance of Employee’s duties.

3.	Compensation and Benefits.

(a) Base Salary. During the Term, Employer shall pay to Employee base salary at the rate of Three Hundred Thousand Dollars and Zero Cents ($300,000) per year (“Base Salary”), subject to applicable withholdings required by law or authorized by Employee. Employee’s Base Salary will be paid in accordance with Employer’s ordinary payroll policies and practices then in effect. Employee’s Base Salary is subject to review annually by the Chief Executive Officer of Employer and the Compensation Committee of the Board of Directors of Employer (the “Bank Board”) and the Board of Directors of the Holding Company (the “Holding Company Board”) in connection with the annual performance review process.

(b) Bonus Plans. During the Term, Employee shall have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Bank Board (the “Annual Bonus”) and the Compensation Committee of the Holding Company Board, pursuant to the terms and conditions of Employer’s standard cash incentive plan for peer executives. If Employee is terminated by Employer without Cause or resigns for Good Reason, the Employee will be considered to have earned the Annual Bonus if he is employed through the end of the year to which the Annual Bonus refers. Employer shall pay the Employee the Annual Bonus, if any, no later than March 15 of the following year in which it is earned.

(c) Benefit Plans. During the Term, Employee shall be eligible to participate in each employee benefit plan sponsored or maintained by Employer, including, without limitation, each medical, dental, group life, accident or disability insurance, and retirement contribution matching, in each case, whether now existing or established hereafter, to the extent that Employee is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Agreement shall require Employer to create or maintain any employee benefit plans, nor shall anything in this Agreement prohibit Employer from changing or discontinuing any existing employee benefit plans.

(d) PTO and Holidays. During the Term, Employee shall be entitled to up to twenty-seven (27) days of paid-time off (PTO), plus holidays offered consistent with Employer policy. Unused PTO shall be treated in accordance with Employer policy.

(e) Reimbursement of Expenses. During the Term, Employer shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee on behalf of Employer in the ordinary course of business, in accordance with Employer’s then current reimbursement procedures.

(f) Terms Regarding Reimbursement of Expenses. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or

Exhibit 10.1
reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses shall be subject to liquidation or exchange for another benefit.

4. Termination of Employment. This Agreement and Employee’s employment with Employer may be terminated as follows:

(a) Death. Employee’s employment and this Agreement shall terminate immediately upon the death of Employee.

(b) Disability. If Employee is incapacitated by accident, sickness or otherwise so as to render Employee’s mentally or physically incapable of performing fully the services required of Employee’s under this Agreement (referred to herein as a “Disability”) for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) business days during any twelve (12) month period, Employer may terminate Employee’s employment and this Agreement effective immediately after the expiration of either of such periods, upon giving Employee written notice of such termination. Notwithstanding the foregoing provision, if it is determined by Employer that Employee has a “disability” as defined under the Americans with Disabilities Act, Employee’s employment shall not be terminated on the basis of such disability unless it is first determined by Employer after consultation with Employee that there is no reasonable accommodation which would permit Employee to perform the essential functions of Employee’s position without imposing an undue hardship on Employer.

(c) By Employer. Employer may terminate Employee’s employment and this Agreement with or without Cause immediately on written notice to Employee. For purposes of this Agreement, “Cause” shall mean a good faith determination by Employer that any of the following has occurred: (i) any intentional misconduct by Employee in connection with Employer’s business or relating to Employee’s duties, or any willful violation of any laws, rules or regulations applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the State of Georgia Department of Banking and Finance, or any other applicable regulatory authority); (ii) Employee’s material failure to comply with Employer’s policies or guidelines of employment or corporate governance policies or guidelines, including, without limitation, any business code of ethics adopted by Employer; (iii) any act of fraud, misappropriation or embezzlement by Employee, whether or not such act was committed in connection with the business of Employer; (iv) a breach or threatened breach of this Agreement, including, without limitation, a breach of any of the obligations set forth in Section 6 hereof, that, if such breach is capable of being cured, is not cured by Employee within ten (10) days of written notice by Employer of the breach; or (v) the conviction by Employee of, or Employee’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of Employer.

(d) By Employee. Employee’s employment and this Agreement may be terminated by Employee for any reason or with Good Reason (as defined herein) by delivering a

Exhibit 10.1
written notice of termination to Employer thirty (30) days prior to the desired date of termination (with the thirty (30) day period to be referred to as the “Notice Period”). During the Notice Period, and at the sole discretion of Employer, Employee may be required to assist Employer with identifying a successor and in transitioning Employee’s duties and responsibilities to that successor. Moreover, during the Notice Period, and at the sole discretion of Employer, Employee may be relieved of all duties and/or prohibited from physically working at the offices of Employer. A termination by Employee shall not constitute termination for Good Reason unless Employee shall first have delivered to Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event) (the “Good Reason Notice”), and Employer has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Employee within thirty (30) days following its receipt of such Good Reason Notice. Good Reason shall not include Employee’s death or Disability. Employee’s date of termination for Good Reason must occur within a period of one hundred twenty (120) days after the occurrence of an event of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Employee’s consent: (i) a material diminution in Employee’s Base Salary (other than an across-the-board reduction in base salary that affects all peer executives); (ii) a material diminution in Employee’s authority, duties, or responsibilities; or (iii) the relocation of Employee’s principal office to a location that is more than thirty-five (35) miles from Employer’s principal offices in Fitzgerald, Georgia or Employee’s principal office if other than Fitzgerald, Georgia; provided, however, that Good Reason shall not include any relocation of Employee’s principal office which is proposed or initiated by Employee.

(e) By Written Agreement. The Parties may agree in writing to terminate Employee’s employment with Employer and this Agreement on the terms set forth in such writing.

5.	Obligations Upon Termination.

(a) Termination for Any Reason. If this Agreement and Employee’s employment with Employer are terminated for any reason, Employer shall be obligated to pay to Employee (or, in the case of a termination under Section 4(a), Employee’s estate) only: (i) any Base Salary already earned but unpaid (which shall be paid in a lump sum in cash within thirty (30) days after Employee’s date of termination); and (ii) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of Employer (collectively, the “Accrued Obligations”).

(b) Termination by Employer Without Cause; Resignation by Employee for Good Reason. During the Term, if Employer terminates Employee’s employment and this Agreement other than for Cause or Disability or Employee terminates Employee’s employment and this Agreement for Good Reason (each, a “Qualifying Termination”), then, in addition to the Accrued Obligations, Employer shall pay to Employee:

(i) if the Qualifying Termination occurs prior to a Change in Control (as defined in this Section 5) or more than twelve (12) months following a Change in Control, an

Exhibit 10.1
amount equal to one (1) times Employee’s then-current Base Salary, subject to applicable withholding and payable in approximately equal installments for a period of twelve (12) months (the “Non-CIC Severance Period”) in accordance with Employer’s ordinary payroll policies and practices then in effect, with such payments commencing with Employer’s first regular payroll that occurs after the sixtieth (60th) day following the date of termination and continuing for the Non-CIC Severance Period; provided that the first such payment shall consist of all amounts payable to Employee pursuant to this Section 5(b)(i) between the date of termination and the first payroll date to occur after the sixtieth (60th) day following the date of termination; or

(ii) if the Qualifying Termination occurs within twelve (12) months following a Change in Control, an amount equal to one and one-half (1.5) times the sum of (x) Employee’s then-current Base Salary plus (y) an amount equal to the annual bonus paid by Employer to Employee with respect to the calendar year immediately preceding the effective date of the Qualifying Termination, subject to applicable withholdings and payable in a single lump sum within thirty (30) days following the Qualifying Termination date (the amounts described in (i) and (ii) herein referred to herein collectively as the “Severance”).

The Severance shall be subject to Employee’s continued compliance in all material respects with Section 6 hereof and the execution, delivery, and non-revocation of a separation agreement and general release (other than of Employer’s obligations under this Agreement), in form reasonably acceptable to Employer (the “Release”).

(c) Termination Other than by Reason of a Qualifying Termination. If this Agreement and Employee’s employment terminates other than by reason of a Qualifying Termination, Employer shall be obligated to pay to Employee only the Accrued Obligations and shall have no further obligations to Employee.

(d) Termination upon Expiration of the Term. If this Agreement and Employee’s employment with Employer terminate as a result of the expiration of the Term, Employer shall be obligated to pay to Employee only the Accrued Obligations and shall have no further obligations to Employee.

(e) Survival of Restrictions on Conduct of Employee. The provisions of Section 6 of this Agreement, as well as any other terms of this Agreement necessary for the interpretation of Section 6, shall survive termination of the Agreement pursuant to the time periods specified therein.

(f) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a public offering of any class or series of the Holding Company’s equity securities pursuant to a registration statement filed by the Holding Company under the Securities Act of 1933:

(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Holding Company Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors

Exhibit 10.1
then on the Holding Company Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Holding Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Holding Company Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any person becomes a Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Holding Company (“Holding Company Common Stock”) or (B) securities of the Holding Company representing 50% or more of the combined voting power of the Holding Company’s then outstanding securities eligible to vote for the election of directors (the “Holding Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Holding Company Common Stock or Holding Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Holding Company, (x) an acquisition by the Holding Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Holding Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Holding Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Holding Company Common Stock and outstanding Holding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Holding Company or all or substantially all of the Holding Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Holding Company Common Stock and the outstanding Holding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Holding Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

Exhibit 10.1

6.	Restrictions on Conduct of Employee.

(a) Acknowledgments.

(i) Condition of Employment and Other Consideration. Employee acknowledges and agrees that Employee has received good and valuable consideration for entering into this Agreement, including, without limitation, access to and use of Employer’s Confidential Information and access to Employer’s customer and employee relationships and goodwill, and further acknowledges that Employer would not employ or continue to employ Employee in the absence of Employee’s execution of and compliance with this Agreement.

(ii) Access to Confidential Information, Relationships, and Goodwill. Employee acknowledges and agrees that Employee is being provided and entrusted with Confidential Information, including highly confidential business information that is subject to extensive measures to maintain its secrecy within Employer, is not known in the trade or disclosed to the public, and would materially harm Employer’s legitimate business interests if it was disclosed or used in violation of this Agreement. Employee also acknowledges and agrees that Employee is being provided and entrusted with access to Employer’s customer and employee relationships and goodwill. Employee further acknowledges and agrees that Employer would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Employee’s execution of and compliance with this Agreement. Employee further acknowledges and agrees that Employer’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of Employer and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii) Potential Unfair Competition. Employee acknowledges and agrees that as a result of Employee’s employment with Employer, Employee’s knowledge of and access to Confidential Information, and Employee’s relationships with Employer’s customers and employees, Employee would have an unfair competitive advantage if Employee were to engage in activities in violation of this Agreement.

(iv) No Undue Hardship. Employee acknowledges and agrees that, in the event that Employee’s employment with Employer terminates, Employee possesses marketable skills and abilities that will enable Employee to find suitable employment without violating the covenants set forth in this Agreement.

(v) Voluntary Execution. Employee acknowledges and affirms that Employee is executing this Agreement voluntarily, that Employee has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Employee has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(b) Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

Exhibit 10.1

(i) “Competitive Services” means the community banking or commercial banking business, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by Employer as of Employee’s Termination Date, or during the two (2) years immediately prior to Employee’s Termination Date.

(ii) “Confidential Information” means any and all data and information relating to Employer, or their respective activities, business, customers, or clients that (i) is disclosed to Employee or of which Employee becomes aware as a consequence of Employee’s employment with Employer; (ii) has value to Employer; and (iii) is not generally known outside of Employer. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning Employer: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer or customer lists; customer or customer files, data and financial information; details of customer or customer contracts; current and anticipated customer or customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of Employer, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Employer. In addition to data and information relating to Employer, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Employer by such third party, and that Employer has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Employer.

(iii) “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, pending, now existing or hereafter filed, issued, or acquired, including all (A) patent rights; (B) rights associated with works of authorship including copyrights and mask work rights; (C) rights relating to the protection of trade secrets and confidential information; (D) trademarks, service marks, trade dress, and trade names; and (E) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

(iv) “Invention” means any discovery, process, formula, method, compound, composition of matter, technique, development, improvement, design, schematic, device, concept, system, technical information, or know-how, whether patentable or not, and any and all patent rights therein, whether now or hereafter perfected and reduced to practice.

Exhibit 10.1

(v) “Material Contact” means contact between Employee and a customer or potential customer of Employer (i) with whom or which Employee has or had dealings on behalf of Employer; (ii) whose dealings with Employer are or were coordinated or supervised by Employee; (iii) about whom Employee obtains Confidential Information in the ordinary course of business as a result of Employee’s employment with Employer; or (iv) who receives products or services of Employer, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within the two (2) years preceding the conduct in question (if the conduct occurs while Employee is still employed by Employer) or the Termination Date (if the conduct occurs after Employee’s Termination), as applicable.

(vi) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(vii) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(viii) “Protected Customer” means any Person to whom Employer has sold its products or services or actively solicited to sell its products or services, and with whom Employee has had Material Contact on behalf of Employer during the last two years of Employee’s employment with Employer.

(ix) “Protected Work” means any and all ideas, Inventions, Works, hardware systems, logos, trade dress, trademarks, service marks, brand names, and trade names (i) conceived, developed or produced by Employee, in whole or in part, alone or by others working with Employee or under Employee’s direction, during the period of Employee’s employment which relates to Employer’s business, (ii) conceived, produced or used or intended for use by or on behalf of Employer or its customers or (iii) conceived, developed or produced by Employee after Employee leaves the employ of Employer that relates to or is based on Confidential Information to which Employee had access by virtue of Employee’s employment with Employer.

(x) “Protective Covenants” means the protective covenants contained in Section 6 of this Agreement.

(xi) “Restricted Period” means any time during Employee’s employment with Employer (including both during the Term and, if applicable, after the Term), plus twelve (12) months following Employee’s Termination Date.

(xii) “Restricted Territory” means anywhere within a fifty (50) mile radius of each of the following: (i) the headquarters of the Holding Company; (ii) the main office of Employer as reported to Employer’s primary regulatory agency; and (iii) the office location or locations of Employer to which Employee was principally assigned during the one (1) year preceding the conduct in question (if the conduct occurs while Employee is still employed by Employer) or the Termination Date (if the conduct occurs after Employee’s Termination), as applicable.

Exhibit 10.1
(xiii) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Holding Company.

(xiv) “Termination” means the termination of Employee’s employment with Employer, for any reason, whether with or without cause, upon the initiative of either party, whether during the Term, at the conclusion of the Term, or after the expiration of the Term.

(xv) “Termination Date” means the date of Employee’s Termination.

(xvi) “Works” means any works of authorship, compilations, documents, data, notes, designs, photographs, artwork, drawings, visual or aural works, data bases, computer programs, software (source code and object code), systems, programs, software integration techniques, schematics, flow charts, studies, research, findings, manuals, pamphlets, instructional and training materials and other materials, including, without limitation, any modifications or improvements thereto or derivatives therefrom, and whether or not subject to copyright or trade secret protection.

(c) Restriction on Disclosure and Use of Confidential Information. Employee agrees that Employee shall not, directly or indirectly, use any Confidential Information on Employee’s own behalf or on behalf of any Person other than Employer, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by Employer to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Employee further agrees that Employee shall fully cooperate with Employer in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Employee shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide Employer with prompt notice of such requirement so that Employer may seek an appropriate protective order prior to any such required disclosure by Employee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Employee shall not need the prior authorization of Employer to make any such reports or disclosures and shall not be required to notify Employer that Employee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Non-Competition. Employee agrees that, during the Restricted Period, Employee will not, without prior written consent of Employer, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on Employee’s own or on behalf of any Person or any Principal or Representative of any Person; or (ii) own, manage,

Exhibit 10.1
operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise whre such business is engaged in the provision of Competitive Services within the Restricted Territory. Anything herein to the contrary notwithstanding, if Employee continues employment with Employer following the expiration of the Term and the Employer elects to not renew and end this Agreement, then Employee shall no longer have any obligations under this Section 6(d) following the expiration of the Term, but all of the Employee’s other obligations under the Protective covenants shall remain in full force and effect following the expiration of the Term in accordance with their terms.

(e) Non-Solicitation of Protected Customers. Employee agrees that, during the Restricted Period, Employee shall not, without the prior written consent of Employer, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services. Actions prohibited include, but are not limited to, using social media platforms (including without limitation LinkedIn and Facebook) to make posts directed in whole or in part at Protected Customers, or to send unsolicited communications to Protected Customers regarding Competitive Services.

(f) Non-Recruitment of Employees and Independent Contractors. Employee agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether on Employee’s own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of Employer to terminate Employee’s/Employee’s employment or other relationship with Employer or to enter into employment or any other kind of business relationship with Employee or any other Person.

(g) Proprietary Rights.

(i) Ownership of Protected Works. Employee acknowledges and agrees that any and all Confidential Information and Protected Works, and all Intellectual Property Rights therein, are the sole and exclusive property of Employer, and that no compensation in addition to Employee’s base salary is due to Employee for development, assignment or transfer of Protected Works. Employee acknowledges and agrees that all Works related to or useful in the business of Employer, whether created within or without Employer’s facilities and before, during or after normal business hours, are specifically intended to be “works made for hire” by Employee created within the scope of employment with Employer, and Protected Works. Employee hereby waives any and all moral rights Employee may have to the Works in the United States and all other countries, including, without limitation, any rights Employee may have under 17 U.S.C. § 106A.

(ii) Disclosure of Protected Works. Employee will promptly and fully disclose in writing to Employer the existence of any Protected Works and maintain adequate written records of all Protected Works, which records remains the exclusive property of Employer.

(iii) Assignment of Protected Works. Employee hereby assigns and transfers, and agrees to assign and transfer, all of Employee’s rights, title and interest, as and

Exhibit 10.1
when those rights arise, in any and all Protected Works, including all Intellectual Property Rights therein, to Employer. If and to the extent it is impossible as a matter of law to assign rights, including, without limitation, Intellectual Property Rights in any portion of the Protected Works to Employer, Employee hereby grants to Employer an exclusive, irrevocable, perpetual, transferable, fully paid-up, royalty-free, worldwide and unlimited right and license (with right to sublicense) to make (including the right to practice methods, processes and procedures), have made, sell, import, export, distribute, use and exploit in any possible ways (including, but not limited to, modify, copy, amend, translate, display, further develop, prepare derivative works of, distribute and sublicense) all Intellectual Property Rights pertaining to the Protected Works, and any portion of it. Employee shall not be entitled to use Protected Works for Employee’s own benefit or the benefit of anyone, except Employer, without written permission from Employer and then only subject to the terms of such permission. Employee agrees that Employee will not oppose or object in any way to applications for registration of Protected Works by Employer or others designated by Employer. Employee agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to Employer for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by Employee’s, without the express written consent of Employer.

Anything herein to the contrary notwithstanding, Employee will not be obligated to assign to Employer any Invention or Work for which no equipment, supplies, facilities, or Confidential Information of Employer was used and which was developed entirely on Employee’s own time, unless (i) the Invention or Work relates (A) directly to the business of Employer, or (B) to Employer’s actual or demonstrably anticipated research or development; or (ii) the Invention or Work results from any work performed by Employee for Employer. Employee likewise will not be obligated to assign to Employer any Invention or Work that is conceived by Employee after Employee leaves the employ of Employer, except that Employee is so obligated if the same relates to or is based on Confidential Information to which Employee had access by virtue of Employee’s employment with Employer. Similarly, Employee will not be obligated to assign any Invention or Work to Employer that was conceived and reduced to practice prior to Employee’s employment, regardless of whether such Invention or Work relates to or would be useful in the business of Employer.

(iv) Reasonable Assistance. Employee will, during and after Employee’s employment, communicate to Employer any facts known to Employee’s regarding the Protected Works and, at Employer’s request, testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute and deliver all transfers, assignments, instruments and papers (including, without limitation, applications for registration, divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications) and take such further action as may be considered necessary by Employer to carry into full force and effect the assignment, transfer, and conveyance made or to be made of title to the Protected Works and all Intellectual Property Rights therein clearly and exclusively to Employer and to enforce and defend Employer’s rights therein.

(v) Prior Works and Inventions; No Other Duties. Employee acknowledges and affirms that either (A) there are no Works or Inventions conceived, developed or produced by Employee, whether or not perfected and reduced to practice, prior to Employee’s employment Employer, or (B) Employee has, on or before signing this Agreement, disclosed all such prior Works and Inventions to Employer in writing and provided to Employer a detailed

Exhibit 10.1
written description thereof. Employee acknowledges and agrees that there is no other contract or duty on Employee’s part now in existence to assign Protected Works to anyone other than Employer.

(vi)    Power of Attorney. Employee hereby grants to the Company a perpetual and irrevocable power of attorney to execute all documents on behalf of Employee reasonably necessary to consummate more effectively the transactions contemplated by Section 6(g) of this Agreement, if and only if Employee fails to reasonably cooperate with the Company as provided in Section 6(g)(iv) above or is otherwise unavailable to execute such documents. Employee further authorizes the Company to file, prosecute and maintain applications in the United States and in foreign countries, in connection with the Protected Works and Intellectual Property Rights therein, in the Company’s own name and to secure in its own name, the intellectual property registrations issued on or in connection with any of the foregoing, and the applicable governmental authority is hereby authorized and requested to issue all registrations on said intellectual property or resulting therefrom to the Company as assignee of the entire right, title, and interest therein.

(h) Return of Materials. Employee agrees that Employee will not retain or destroy (except as set forth below), and will immediately return to Employer on or prior to the Termination Date, or at any other time Employer requests such return, any and all property of Employer that is in Employee’s possession or subject to Employee’s control, including, but not limited to, customer or customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to Employer and its business (regardless of form, but specifically including all electronic files and data of Employer), together with all Protected Works and Confidential Information belonging to Employer or that Employee received from or through Employee’s employment with Employer. Employee will not make, distribute, or retain copies of any such information or property. To the extent that Employee has electronic files or information in Employee’s possession or control that belong to Employer, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time Employer requests, Employee shall (i) provide Employer with an electronic copy of all of such files or information (in an electronic format that readily accessible by Employer); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Employer-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) if requested by Employer, provide a written certification to Employer that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(i)	Enforcement of Protective Covenants.

(i) Rights and Remedies Upon Breach. The Parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Protective

Exhibit 10.1
Covenants, Employer shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to Employer and that money damages would not provide an adequate remedy to Employer. Employee understands and agrees that if Employee violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity Employer’s ability to enforce its rights under the Protective Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction.

(ii) Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of Employer’s legitimate business interests and may be enforced by Employer to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

7. Existing Covenants. Employee represents and warrants that Employee’s employment with Employer does not and will not breach any agreement that Employee has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Employee will not disclose to Employer or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Employee.

8. Disclosure of Agreement. Employee acknowledges and agrees that, during the Restricted Period, Employee will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Employee further agrees that Employer shall have the right to make any such prospective employer, business partner, investor or lender of Employee aware of the existence and terms of this Agreement.

Exhibit 10.1
9. Miscellaneous.

(a) Applicable Law; Forum Selection; Consent to Jurisdiction. The Parties agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. The Parties that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to venue; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue. The Parties hereto further agree that the state and federal courts of the State of Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c) Waiver. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver.

(d) Entire Agreement; Amendment. This Agreement contains the entire agreement between Employer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e) Assignment. This Agreement can be assigned by Employer and shall be binding and inure to the benefit of Employer, its successors and assigns. No right, obligation or duty of this Agreement may be assigned by Employee without the prior written consent of Employer.

(f) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Employer: Chief Executive Officer
115 S. Grant Street
Fitzgerald, GA 31750

Exhibit 10.1
If to Employee: Derek Shelnutt
Current address on file with Employer

(g) Construction. The Parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the Parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such Party.

(i) Third Party Beneficiaries. The parties acknowledge and agree that any direct and indirect parent companies or subsidiaries of Employer are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

(j) Acknowledgements. Employee acknowledges and agrees that Employee has read and reviewed this Agreement in its entirety, and that Employee has been given the opportunity to ask Employer questions about this Agreement. Employee further acknowledges and agrees that Employee has been given an opportunity to consult with an attorney of Employee’s choice regarding this Agreement.

10. Code Section 280G.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Employee, a calculation shall be made comparing (X) the net after-tax benefit to Employee of the Payments after payment by Employee of the Excise Tax, to (Y) the net after-tax benefit to Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (X) above is less than the amount calculated under (Y) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm

Exhibit 10.1
(as defined in Section 10(b)(ii)) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm or compensation consulting firm selected by Employer (the “Determination Firm”) which shall provide detailed supporting calculations both to Employer and Employee within 15 business days after the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by Employer. All fees and expenses of the Determination Firm shall be borne solely by Employer. Any determination by the Determination Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Employee was entitled to, but did not receive pursuant to Section 10, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.”

11. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change

Exhibit 10.1
in Control or Employee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c) Treatment of Installment Payments. Each payment of termination benefits under Section 5(b) of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(d) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after Employee’s date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit shall be made (or in the case of installment payments, installments that would have otherwise been payable during such 60-day period shall be accumulated and paid) on the 60th day after Employee’s date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, Employer may elect to make or commence payment at any time during such 60-day period.

(e) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

12. Regulatory Action.

(a) If Employee is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the

Exhibit 10.1
Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate, as of the effective date of such order.

(b) If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate (in whole or in part) any of its obligations which were suspended.

(c) If Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Employer (1) by the director of the FDIC or Employee’s or Employee’s designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of Employer when Employer is determined by the Director to be in an unsafe and unsound condition.

(e) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to any provision herein in contravention of the requirements of Section 2[18(k)] of the FDIA (12 U.S.C. 1828(k)). In particular, the provisions pertaining to the potential for payments shall have no force or effect as long as either the agreement concerning the potential for payments or the actual payment of such amounts would be considered a “golden parachute payment,” with the meaning of 12 C.F.R. Section 359.1(f).

[Signatures on following page]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement.

COLONY BANK

By: /s/ T. Heath Fountain
Name: T. Heath Fountain
Title: Chief Executive Officer

Date: January 26, 2026

EMPLOYEE

By: /s/ Derek Shelnutt
Name: Derek Shelnutt
Title: Chief Financial Officer

Date: January 16, 2026